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                                                                     EXHIBIT 21

                              HUBBELL INCORPORATED
                                AND SUBSIDIARIES

                      LISTING OF SIGNIFICANT SUBSIDIARIES


                                               State or Other           Percentage
                                               Jurisdiction of           Owned By
                                                Incorporation           Registrant
                                               ---------------          ----------
The Kerite Company                                Connecticut             100%

Hubbell, Ltd.                                     England                 100%

Hubbell Canada Inc.                               Canada                  100%

Killark Electric Manufacturing Company            Missouri                100%

The Ohio Brass Company                            Delaware                100%

Raco Inc.                                         Delaware                100%

Hubbell Industrial Controls, Inc.                 Delaware                100%

Hubbell Plastics, Inc.                            Delaware                100%

Harvey Hubbell Caribe, Inc.                       Delaware                100%

Hubbell Lighting, Inc.                            Connecticut             100%

Hubbell-Bell, Inc.                                Connecticut             100%

Pulse Communications, Inc.                        Virginia                100%

Hubbell Premise Wiring, Inc.                      Delaware                100%

Bryant Electric, Inc.                             Delaware                100%

Harvey Hubbell S.E. Asia (Pte.) Ltd.              Singapore               100%

Hipotronics, Inc.                                 Delaware                100%

E. M. Wiegmann & Company, Inc.                    Missouri                100%

Wepawaug Development Corp.                        Connecticut             100%